Exhibit (a)(5)(viii)

August 29, 2016

Nichi-Iko Pharmaceutical Co., Ltd. Announces Results of Tender Offer to Purchase All of the

Outstanding Shares of Common Stock of Sagent Pharmaceuticals, Inc.

Tokyo, Japan, August 29, 2016 — Nichi-Iko Pharmaceutical Co., Ltd. (TSE: 4541) (“Nichi-Iko” or “Parent”) today announced the results of its tender offer to purchase all of the outstanding shares of common stock of Sagent Pharmaceuticals, Inc. (“Sagent”) (NASDAQ: SGNT) at $21.75 per share, net to the holder in cash, without interest, less any applicable withholding taxes. The tender offer was effected by Nichi-Iko’s wholly-owned subsidiary, Shepard Vision, Inc. (the “Purchaser”).

The depositary for the tender offer has advised Nichi-Iko and Sagent that, as of the expiration of the tender offer at one minute following 11:59 p.m. (12:00 a.m.), New York City time, on August 26, 2016, a total of 28,229,440 shares of Sagent common stock had been validly tendered and not withdrawn, representing approximately 85.6 percent of Sagent’s outstanding shares of common stock. In addition, the depositary advised that Notices of Guaranteed Delivery have been delivered with respect to 589,169 additional shares of common stock, representing approximately 1.8 percent of Sagent’s outstanding shares of common stock. All shares of common stock that were validly tendered and not validly withdrawn during the offer period have been accepted for payment.

All conditions to the tender offer have now been satisfied and Nichi-Iko, through Purchaser, intends to complete its acquisition of Sagent as soon as practicable through a merger under Section 251(h) of the General Corporation Law of the State of Delaware (“DGCL”). In connection with the merger, each share of common stock of Sagent not tendered in the tender offer (other than shares of common stock held by Sagent, Nichi-Iko or Purchaser or any of their respective subsidiaries and other than shares of common stock held by Sagent stockholders who are entitled and have properly demanded appraisal in connection with the merger under Section 262 of the DGCL) will be converted into the right to receive $21.75 per share, net to the holder in cash, without interest, less any applicable withholding taxes, the same price per share paid in the tender offer.

Following the merger, the shares of Sagent common stock will be delisted and will cease to trade on NASDAQ.

Cautionary Statement Regarding Forward-Looking Statements:

To the extent that statements contained in this communication are not descriptions of historical facts, including those relating to the potential effects and benefits of the transaction on both Parent and Sagent, they are forward-looking statements, reflecting the current beliefs, certain assumptions and current expectations of managements and should be evaluated as such. These statements may be identified by words such as “anticipate,” “expect,” “suggest,” “plan,” “believe,” “intend,” “estimate,” “target,” “project,” “could,” “should,” “may,” “will,” “would,” “continue,” “forecast,” and other similar expressions. Forward-looking statements in this communication involve substantial risks and uncertainties that could cause actual results to differ significantly from those expressed or implied by the forward-looking statements, including but not limited to, the satisfaction of the conditions to the consummation of the proposed transaction, the timing of the completion of the proposed transaction and the potential impact of the consummation of the proposed transaction on Parent’s and Sagent’s important relationships, including with employees, suppliers and customers. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Sagent’s business in general, see Sagent’s Form 10-K for the year ended December 31, 2015, subsequent reports on Form 10-Q and 8-K, and other filings by Sagent with the U.S. Securities and Exchange Commission (“SEC”). Further, forward-looking statements speak only as of the date they are made, and neither Parent nor Sagent undertakes any obligation to update or revise any forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, except as required by law. All written and oral forward-looking statements attributable to Parent or Sagent or persons acting on their behalf are qualified in their entirety by these cautionary statements.

Important Information:

This communication is for informational purposes only, and it does not constitute an offer to purchase or a solicitation of an offer to sell shares or any other securities. The offer was made pursuant to a Tender Offer Statement on Schedule TO filed by Purchaser and Parent with the SEC on August 1, 2016. Sagent filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the Offer on August 1, 2016. Both the Tender Offer Statement on Schedule TO (which includes the Offer to Purchaser, the related letter of transmittal and other tender offer documents) and the Solicitation/Recommendation Statement on Schedule 14D-9 were mailed to holders of shares at no expense to them. Investors and Sagent stockholders may also obtain free copies of the Schedule TO and Schedule 14D-9, as each may be amended or supplemented from time to time, and other documents filed by the parties at the SEC’s website at www.sec.gov, by contacting Okapi Partners LLC, the information agent for the Offer at the address and telephone number set forth below or by contacting Michael Ward, Sagent’s Chief Legal Officer and Corporate Secretary either by telephone at (847) 908-1600 or by e-mail at legal@sagentpharma.com.

The Information Agent for the Offer is:

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, NY 10036

Banks and Brokers, Call: (212) 297-0720

All Others, Call Toll-Free: (877) 566-1922

Email: info@okapipartners.com